EXHIBIT 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release ("Agreement") is entered into by and between Christopher Destro ("Employee") and Atossa Genetics ("Employer"). This Agreement is dated for reference purposes the 10th day of April 2015 which is the date it was deliver to the Employee for his consideration.

RECITALS

A. Employee has been continuously employed by Employer in an at-will capacity since December 10, 2012 in the current capacity of Senior Vice President, Sales and Marketing.

B. Employer and Employee have mutually decided to terminate Employee's employment, but the parties desire to establish a transition period during which time Employee will transition his duties.

C. Employee and Employer wish to enter into an agreement to terminate the employment relationship and to clarify and resolve any disputes that may exist between them, including any arising out of the employment relationship and its termination, and the continuing obligations of the parties to each other following the end of the employment relationship.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1. TERMINATION OF EMPLOYMENT

Your employment with Employer will end effective May 29, 2015 unless it occurs earlier or later as set forth herein (the "Separation Date"). Prior to that time, you will remain in active employment and receive your current salary until your Separation Date. During this period of active employment, you will use reasonable efforts to transition your duties and responsibilities smoothly and with the least disruption as possible to Employer's business, and will perform your duties following the terms of this Agreement. The employer may terminate your employment for “cause” or in the event that you breach any part of the Agreement, at an earlier date at which time your right to continued salary and benefits will end. You may end your employment at an earlier date, at which time your right to continued salary and benefits will also end. However, even if your employment is terminated earlier by either party, you will be entitled to the payments in Section 2 as long as you satisfy the requirements outlined in Section 2. Further, during this transition period, the Employer may, at its discretion, request that you no longer report to work. For purposes of this Agreement “cause” means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of Company property, physical attack to a fellow employee, intoxication at work, use of narcotics or alcohol to an extent that materially impairs Employee’s performance of his or her duties, willful malfeasance or gross negligence in the performance of Employee’s duties, violation of law in the course of employment that has a material adverse impact on Company or its employees, as permitted by local law, Employee’s failure or refusal to perform Employee’s duties, Employee’s failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to Company, neglect of duty, the termination of all or substantially all of Company’s business operations (other than in connection with a sale or other transfer of all or substantially all of Company’s business operations as a going concern), or any material breach of Employee’s duties or obligations to Company that results in material harm to Company.

You must sign this Agreement, within the 21-day consideration period after being provided this document, and sign again no earlier than the day after your Separation Date. The Parties may agree to extend the Separation Date in the event it is needed to continue the transition of your duties. Employee and Employer agree that the mutual covenants and agreements contained in this Agreement constitute full and valid consideration for the termination of the Employment relationship and the release obligations.

2. CONSIDERATION

The Employer provides the following consideration to you for signing this Agreement:

a)	In exchange for signing this Agreement within the 21-day consideration period after being provided this Agreement, provided you have not revoked this Agreement, and agreeing to the release of all claims as set forth herein, and other terms in this Agreement, no later than eight (8) days after expiration of your right to revoke this agreement, the Company will provide you with a lump sum payment of Twenty-Five Thousand Dollars ($25,000), less legally required withholdings ("Transition Pay"), and agrees not to contest your application for unemployment benefits in the event you choose to apply for those benefits. Atossa will provide information to the Department of Employment Security as requested by the ESD, and the information provided will be truthful.

b)	In exchange for signing this Agreement after your Separation Date, as set forth in Section 15, provided you do not revoke the extension, and agreeing to extend the release of claims in Section 5 of this Separation Agreement, the Company will pay you separation pay of (i) Ten Thousand Dollars ($10,000), less legally required withholdings, (ii) Thirty Thousand Dollars ($30,000) if the NRLBH reports during the month of April 2015 the number of pharmacogenomics tests that are required by the adjusted budget for that month approved by the Board of Directors, less legally required withholdings, (iii) Thirty Thousand Dollars ($30,000) if the NRLBH reports during the month of May 2015 the number of pharmacogenomics tests that are required by the adjusted budget approved by the Board of Directors for that month, less legally required withholdings, and (iv) extend the date by which you have the right to exercise your stock options by sixty days (collectively, the "Separation Pay"). If NRLBH reports of the number of pharmacogenomics tests exceed the target number in either month, then your related Separation Pay will be increased proportionally for that month (e.g., 120% of the adjusted budget for that month will equate to $36,000 Separation Pay for that month). You acknowledge and agree that you are not otherwise entitled to Separation Pay, nor is the Company otherwise obligated to pay it. We will pay this Separation Pay to you within twenty (20) business days after the Effective Date of this Agreement as set forth in Section 16 below.

The Transition Pay and Separation Pay are subject to withholding by the Employer for federal (state and local, if applicable) taxes, FICA and any other government mandated withholdings. The Company shall issue a W-2 form to you for the Transition Pay and the Separation Pay. You acknowledge that we are not obligated to make these payments to or on your behalf unless you agree to the terms in this Agreement, including signing this Agreement after your Separation Date, and do not revoke this Agreement.

The potential payments to you under this Section 2 are not contingent upon continued employment. The above amounts will be paid to you if the conditions above are met.

3. TERMINATION OF BENEFITS

Employee's participation in all employee benefit plans and programs ended or will end either (a) on the Separation Date, or (b) on the last day of the month in which the Separation Date fell, if so provided in the applicable benefit plan or program; provided that the end of the Employee's participation in any pension benefit plan(s) in which Employee may have participated will be determined in accordance with the written plan documents governing those plan(s). Further, Employee will discontinue vesting in any stock option grants or restricted stock grants. Employee will receive information explaining the time frame he has for exercising any vested options he may have, by mail.

4. FULL PAYMENT

On the next regular payday after the Separation Date, the Employer will pay the Employee his normal wages for the most recent pay period through the Separation Date, plus his accrued but unused vacation, if any. Employee acknowledges that these payments, together with the payments Employee has already received, represent full payment of all compensation and benefits of any kind (including wages, salary, vacation, sick leave, commissions, bonuses, incentive compensation and equity participation) that Employee earned as a result of his employment by the Employer, including pay for all hours worked. In addition, any and all agreements to pay the Employee compensation or benefits of any kind are terminated. The Employer owes Employee, and shall owe the Employee, no further compensation or benefits of any kind, except as described above.

5. RELEASE

Employee releases Employer, its officers, directors, managers, agents, attorneys, employees, representatives, administrators, and successors, from all claims he has or may have, whether known or unknown, against Employer as of the date he executes this Agreement, including, but not limited to, claims in any way connected with Employee's employment with Employer and/or the termination of that employment. The rights and claims covered by these releases of claims include, without limitation, all rights or claims arising out of any contracts, expressed or implied, any tort theory, any theory of wrongful discharge or negligent or intentional wrongdoing, any claim of retaliation or whistleblower protection, or any Federal, State or other governmental statute, ordinance or regulation, without limitation as to subject matter, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, The Civil Rights Act of 1991, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, any federal, state or local whistleblower protection statute, ordinance or regulation, the Employment Retirement Income Security Act, the state law against discrimination in the state of Employee's residence, any state family leave law in the state of Employee's resident, any claim for lost benefits or wages (whether present or future), attorneys' fees and costs, and any other legal limitation on the employment relationship or regulation or statute pertaining to the employment relationship in any way. It is the intention of both parties to make this release as broad and general as the law permits.

6. RIGHTS NOT WAIVED

Regardless of any term stated in any other section of this Agreement:

■	This agreement does not waive the Employee's rights, if any, to receive ERISA-covered benefits (e.g., pension or medical benefits) that are vested pursuant to a formally-adopted and properly-authorized written benefit plan.

■	This agreement does not waive unemployment compensation benefits, workers' compensation benefits or any other rights that may not lawfully be released by a private agreement.

■	Nothing in this agreement prevents the Employee from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the EEOC, NLRB, DOL, or any other governmental agency; but as to all of the claims that Employee has released as provided in this agreement, the Employee is waiving his right to receive any individual relief in any such investigation or proceeding.

■	Nothing in this agreement prevents the Employee from (a) providing truthful testimony in any legal proceeding to which the Employee is a party, (b) providing truthful testimony or information if the Employee is legally compelled or required to do so, (c) providing truthful information in any charge or complaint with the EEOC, NLRB, DOL or other governmental agency, or (d) providing truthful information in the course of participating in an investigation or proceeding conducted by the EEOC, NLRB, DOL, or any other governmental agency.

■	Nothing in this agreement prevents the Employee from taking any action to challenge the knowing and voluntary nature of this agreement under the Older Workers Benefit Protection Act (OWBPA). This includes, without limitation, that this agreement does not prevent the Employee from filing or pursue a charge of discrimination, lawsuit or arbitration to the extent it is brought under the federal Age Discrimination in Employment Act of 1967 (ADEA) and challenges the knowing and voluntary nature of this agreement under the OWBPA. Further, nothing in this agreement shall cause the Employee to be liable for damages, attorneys' fees, costs or disbursements in connection with any such charge of discrimination, lawsuit or arbitration to the extent it is so brought. However, if this agreement is found to be knowing and voluntary under the OWBPA, the Employee's release and waiver of claims under the ADEA, as provided in this agreement, shall be fully effective.

7. CONFIDENTIALITY

Employee agrees to keep all aspects of this Agreement confidential including, but not limited to, the terms of this Agreement and the negotiations that led up to this Agreement. Employee agrees that he will not disclose this information in any manner, whether in writing or orally, to any person, directly or indirectly, or by or through any agent, representative, attorney, or any other such person, except that the Employee may disclose this information necessary in the course of preparing financial documents, income tax returns, dealing with the Internal Revenue Service or any state taxing authority, or as otherwise required by law.

Employee agrees not to discuss with any current or former employer, or any third party, any issues relating to Employee's employment with Employer, including personnel matters. This does not preclude the Employee from discussing with any third parties or prospective employers the nature of the work which Employee performed at Employer. Employer agrees to respond to prospective employer's inquiries concerning Employee's status at Atossa Genetics with basic factual information that will only include; employment date, ending salary, termination date and job title.

Employee agrees to maintain and preserve all confidential information and trade secrets of the Employer of which he is aware and specifically reaffirms and agrees to be fully bound by the Attorney-Client Privilege and the terms of the Employee Invention and Proprietary Information Agreement, the confidentiality and trade secrets provisions of which shall survive this Agreement. Employee agrees that such confidential information includes, but is not limited to, information about sales of any Atossa Genetics products, the marketing of those products, and potential plans or strategies for increasing sales of those products. Employee agrees that he will not, unless compelled to do so by subpoena and then only after notice to Atossa Genetics through written notice to Atossa Genetics at least five days prior to the return date of the subpoena, discuss with, relate to, complain to, or bring to the attention of any governmental agency, whether state, local or federal, or any other person, including media, any of Atossa Genetics' confidential information and trade secrets.

Employee agrees not to make any disparaging remarks to any third party, including current employees, consultants, customers and prospects of the Employer regarding the Employer, its business, products or related activities, the Employee's relationship with the Employer, or the termination of that relationship. The Employee will not encourage any third parties to sue the Employer. Employer will use best effort to maintain confidentiality and not disparage Employee, and will instruct its management team to maintain confidentiality and to not disparage Employee.

The parties hereto represents that they understand that the terms and conditions of this paragraph are an integral part of this Agreement and that either party can seek appropriate damages for a breach of such terms, including but not limited to injunctive relief or monetary damages. Employer is also entitled to all relief set forth in the preceding sentence in the event of Employee's breach of any term and condition of this Agreement. Employee acknowledges his duties, responsibilities and obligations subsequent to the termination of employment as outlined in documents earlier executed by him with Employer.

Employee's obligations under this Section 7 are subject to the terms of Section 6 above (Rights Not Waived).

8. DUTY TO COOPERATE

Employee agrees to cooperate with Employer in all matters and/or proceedings arising out of the Employer's business about which Employee has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, administrative matters and lawsuits (including pretrial discovery). Employee agrees to make himself available for interviews, meetings, depositions, hearings and /or trials without the need for subpoena or assurances by Employer, providing any and all documents in his possession that relate to the proceedings, and providing assistance in locating any and all relevant notes and/or documents is necessary. The Employer agrees to enter into a separate agreement with the Employee to address compensating Employee for any time and expenses he may incur during his cooperation, should it become necessary.

Employee agrees not to provide Employer’s trade secret or confidential information to, be interviewed by, communicate with or give statements to third parties relating to Employer’s trade secret or confidential information. To the extent that Employee is asked to provide any such information formally and informally, Employee shall immediately (within one [1] day) notify Atossa Genetics by fax or email directed to the Director of Human Resources. Employee agrees that he will not informally or formally provide statements, interviews or any other information relating to Employer's trade secret or confidential information without the written consent of Employer.

In the event that Employee is served with any legal service of process regarding Employer including, but not limited to, notices of deposition, subpoenas and the like, Employee will immediately (within one [1] day) notify Atossa Genetics by fax or email directed to either the General Counsel, or the Director of Human Resources, and provide a complete copy of all documents received. Employee will not provide any information including documents voluntarily without the written consent of Employer.

Employee represents that he understands the terms and conditions of this paragraph are an integral part of this Agreement and that Employee can seek appropriate damages for a breach of such terms including, but not limited to, injunctive relief or monetary damages. Employer is also entitled to all relief set forth in the preceding sentence in the event of Employee's breach of any term and condition of this Agreement. Employee acknowledges his duties, responsibilities and obligations subsequent to termination of employment.

9. COVENANT NOT TO COMPETE

Employee agrees that for a period of one (1) year following the termination of his employment, he will not work in a capacity substantially similar to his capacity at Atossa Genetics, in the commercialization of (including the discovery, development or marketing of) a product that does or will compete with an Atossa Genetics product or any laboratory test, procedure or service provided by the NRLBH, if such work would necessarily and inevitably result in the use and/or disclosure of Confidential Information (it being understood that he is not restricted in any way from utilizing his general skills and knowledge), nor actively recruit away any employee of Atossa Genetics.

10. FULL AND FINAL SETTLEMENT

Employee and Employer represent and agree that they have read this Agreement, understand its terms and the fact that it releases any and all claims each might have against the other, and have entered into this Agreement without duress or coercion from any source. This agreement supersedes any and all other Employment Agreements entered into between Employee and Employer, except the terms and conditions of Employee's Employee Invention and Proprietary Information Agreement related to Employer's confidential information and trade secrets.

11. SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

12. ENTIRE AGREEMENT/NOTICE

This Agreement sets forth the entire understanding between Employee and Employer and supersedes any prior agreements or understandings pertaining to the terms of Employee's employment with Employer except as set forth in paragraph number (7) above.

13. PERIOD FOR ACCEPTANCE

Employee acknowledges that he has carefully read and fully understands all the provisions of this Agreement and that he is entering into the Agreement knowingly and voluntarily. Employee has twenty-one (21) days to consider whether to accept this Agreement but may accept this Agreement prior to the expiration of those twenty-one (21) days. If Employee elects to accept the conditions of this Agreement, Employee will advise Employer by delivering an executed copy of this Agreement to Atossa Genetics, 2345 Eastlake Ave E, Suite 201, Seattle, WA 98102, and Attention: Human Resources within twenty-one (21) days of receipt of this Agreement. The Employee agrees that any change the Employer may agree to make to this Agreement after first offering to the Employee for his consideration will not restart the running of the 21-day period.

14. PERIOD FOR REVOCATION

Employee may revoke his acceptance of this Agreement at any time prior to the eighth (8th) day following the date of his acceptance of this Agreement ("Period of Revocation"). Notice of revocation shall be in writing and delivered to and received by Atossa Genetics, Director of Human Resources at 2345 Eastlake Ave E, Suite 201, Seattle, WA 98102. This agreement shall not become effective until the eighth (8th) day after the day you sign it. If you revoke this Agreement it will not become effective or enforceable and the Employee will not receive the benefits described in this Agreement.

15. EXTENDING RELEASE OF CLAIMS

It is a condition precedent to Employee's receipt of the benefits described in Section 2(b) above that Employee sign, date and return to the Employer an additional copy of this Agreement no earlier than the day after Employee's Separation Date and no later than ten calendar days after Employee's Separation Date. By doing so, Employee will be agreeing that the release of claims in Section 5 of this Separation Agreement has been extended (on the same terms and subject to the same exceptions as are describe in that Section) to cover any and all claims that may have arisen up to the time Employee signs the additional copy of this Agreement. As part of extending the Release, Employee also represents and warrants that that he has returned all Employer property including all keys, credit cards, cell phones, computer equipment, files, documents, Employer information and other items that belong to Employer.

16. EFFECTIVE DATE

Employee will have seven (7) calendar days after agreeing to extend the release of claims to revoke that agreement to extend the release of claims. To revoke that agreement after signing it you must provide a written notice of revocation to Atossa Genetics, Director of Human Resources at 2345 Eastlake Ave E, Suite 201, Seattle, WA 98102, before the seven-day period expires. The extension of Section 5 of this Agreement and the obligation to pay the benefits described under Section 2(b) of this Agreement shall not become effective until the eighth (8th) day after the day the Employee signs the additional copy of the Agreement as provided for in Section 15 (the "Effective Date"). If Employee revokes the extension of the release of claims under this Agreement, Employee will not be entitled to receive the benefits described in Section 2(b) above, but the other terms of this Agreement will remain in full force and effect.

17. GOVERNING LAW

This Agreement shall be governed by the laws of the State of Washington. If it shall be necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs including but not limited to those incurred prior to any litigation, during litigation and on appeal. Venue for any such action will be King County, Washington.

THIS SPACE HAS BEEN LEFT BLANK INTENTIONALLY

CONTINUE TO NEXT AND FINAL PAGE OF THE AGREEMENT

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS AGREEMENT; THAT ATOSSA GENETICS ADVISED YOU IN WRITING (AND THIS PARAGRAPH CONSTITUTES SUCH WRITTEN ADVICE) TO CONSULT AN ATTORNEY REGARDING THIS AGREEMENT; THAT ATOSSA GENETICS SHALL HAVE NO RESPONSIBILITY TO REIMBURSE YOU FOR ANY LEGAL FEES INCURRED BY YOU IN CONNECTION WITH THE REVIEW OR NEGOTIATION OF THIS RELEASE; THAT YOUR EXECUTION OF THIS AGREEMENT IS VOLUNTARY AND UNCOERCED.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below.

EMPLOYEE	EMPLOYER

ATOSSA GENETICS

/s/ Christopher Destro	By: /s/ Steven C. Quay
Title: CEO & President
2345 Eastlake Ave E, Suite 201
Seattle, Washington 98102

Date: April 15, 2015	Date: April 15, 2015